Exhibit 10.1

SEVERANCE AGREEMENT

This Agreement is entered into, and the releases herein set forth are made, by and between Donald Wallroth (“Wallroth”) on the one hand, and Molecular Insight Pharmaceuticals, Inc. (the “Company”) on the other hand, as of this 25th day of August, 2009. In consideration of the following promises and the Release of All Claims, executed by Wallroth simultaneously herewith, the terms of which are hereby incorporated by reference and attached hereto as Exhibit A (the “Release”), the parties hereby agree as follows:

1. In this Agreement, the term “Company” means Molecular Insight Pharmaceuticals, Inc., together with all subsidiaries and affiliated entities whether or not incorporated, as well as the employees, agents, officers, directors, and shareholders of the Company and all such subsidiaries and affiliated entities and any persons or entity which may succeed to the rights and liabilities thereof by assignment or otherwise. The word “Wallroth” means Donald Wallroth, his heirs, administrators, representatives, executors, successors, and assigns.

2. The Company and Wallroth agree that Wallroth’s last day of employment with the Company will be August 22, 2009 (the “Final Day”), and after the Final Day, Wallroth shall no longer be considered an employee of the Company for any reason.

3. On the Final Day, the Company shall pay to Wallroth an amount equal to his base salary for the period that Wallroth has not yet been paid through and including the Final Day plus any accrued but unused vacation time for which Wallroth is entitled as of the Final Day, minus all applicable federal and state withholdings. Such payment shall be made according to the Company’s regular payroll practices and will be directly deposited into a bank account designated by Wallroth.

4. At the end of the Severance Period, as defined below, (i.e. after August 22, 2010), Wallroth may be entitled to seek unemployment compensation benefits if not otherwise employed, and the Company will not contest any unemployment compensation benefits for which Wallroth may be entitled.

5. In addition to any amounts paid pursuant to Section 3 hereof, the Company shall pay Wallroth as severance an amount equal to his base salary for the twelve (12) consecutive monthly periods (i.e. from the 23rd of each month to the 22nd of each following month) following the Final Day (the “Severance Period”), minus all applicable federal and state withholdings. Such payments shall be made according to the Company’s regular payroll practices and will be directly deposited into a bank account designated by Wallroth. The Company shall also continue to provide health insurance benefits to Wallroth for the Severance Period on substantially the same terms and conditions as exist on the Final Day.

6. As additional consideration for this Agreement and the Release, the Company shall accelerate the vesting of stock options for an aggregate of 37,500 shares of common stock granted to Wallroth on May 12, 2009 at an exercise price of $3.93 per share and shall extend the exercise period for all of Wallroth’s vested stock options, including those accelerated hereby, through and including November 22, 2010. An amendment to Wallroth’s stock option agreements reflecting these modifications, in the form attached hereto as Exhibit B (the “Amendment”), shall be executed simultaneously herewith. Schedule I attached hereto reflects all of Wallroth’s vested options and restricted stock after the execution of this Agreement and the Amendment. Except as set forth on such Schedule I, all unvested stock options and restricted stock previously granted to Wallroth shall be terminated and cancelled on the Final Day and such awards shall have no further force or effect.

7. After the Final Day, Wallroth shall not return to the Company’s premises, unless expressly authorized by the Company to so return.

8. The parties hereto further understand and agree that the Company shall have no obligation to re-hire or reinstate Wallroth as an employee, and Wallroth waives any right to reinstatement that he may possess.

9. Wallroth and the Company mutually agree not to disparage or harm in any way the name or reputation of the other party, the other party’s past and present partners, affiliates, employees, directors, officers, associates, administrators, representatives, executors, successors, and assigns, as applicable. Both parties understand that doing so will constitute a material breach of this Agreement, upon which material breach the non-breaching party shall have the right to terminate this Agreement. In the event that either party does disparage or harm the name or reputation of the other party, the non-breaching party shall also be entitled to the injunctive relief established in Section 12 of this Agreement and such other relief as may be determined by a court of competent jurisdiction.

10. Wallroth hereby covenants and agrees: (i) for a period of twelve (12) months following the Final Day, not to engage, directly or indirectly, whether as an officer, director, principal, agent, representative, consultant, stockholder (not including an investment of less than 5% in a publicly traded stock of any corporation), partner, employee or otherwise in any activity or business venture which is competitive with the business or businesses conducted by the Company or proposed to be conducted by the Company as of the Final Day and at any time during his affiliation or employment with the Company; (ii) for a period of twelve (12) months following the Final Day, not to solicit business from any person, firm, corporation, or other organization which, to the best of his knowledge as of the Final Day and at any time during his employment or affiliation with the Company, has contracted for the products or services of the Company or is in the process of, negotiating with the Company concerning such products or services, whether on Wallroth’s own account or for any other person, firm, corporation, or other organization; and (iii) that he shall not take any action that may, directly or indirectly, impair the good will, reputation, or good name of the Company or may otherwise be detrimental to the interests of the Company, including, any action that may, directly or indirectly, benefit a competitor of the Company.

11. Wallroth agrees that, during the Severance Period and for a period of twelve (12) months thereafter, he shall not, directly or indirectly, induce any employee of the Company to terminate employment with the Company and shall not, directly or indirectly, either individually or as an owner, agent, employee, consultant, or otherwise employ or offer employment to any person who is or was an employee of the Company.

12. Wallroth shall maintain as confidential all proprietary information which pertains to the Company to which he had access as an employee.

13. On the Final Day, Wallroth shall deliver to the Company all Company property and proprietary information that he has in his possession, custody, or control, including, but not limited to, company credit cards, personnel files, or other documents related to the Company’s business or operations. Wallroth acknowledges that after the Final Day he shall not possess any documents or physical data pertaining to the Company’s business and employees.

14. In the event of any alleged breach of these confidentiality, non-solicitation, and non-competition provisions of this Agreement by either party, the non-breaching party shall be entitled to injunctive or other appropriate relief from a court of competent jurisdiction. Wallroth understands and agrees that the damages to the Company of any breach of this confidentiality provision will be extremely difficult to determine. The breaching party expressly agrees to indemnify and hold harmless the non-breaching party for any and all fees and costs incurred in connection with any court action, including, without limitation, reasonable attorney’s fees.

15. Notwithstanding any such relief, if either party hereto shall have breached this Agreement, all the other terms of this Agreement, including, without limitation, the Release, shall remain in full force and effect. The remedies provided for in this provision shall not be construed to be exclusive and do not bar any other claims for relief either at law or at equity.

16. The parties hereto agree that, upon the execution of this Agreement and except for the payments expressly provided for herein, Wallroth has received any and all funds due to him from the Company, and the Company shall have no further obligation to pay Wallroth any amounts.

17. This Agreement shall be binding upon and inure to the benefit of Wallroth and the Company and their respective heirs, administrators, representatives, executors, successors, and assigns.

18. The parties hereto consent to the jurisdiction of the federal and state courts in the Commonwealth of Massachusetts with respect to any matter relating to this Agreement and agree that any dispute pertaining to this Agreement shall be litigated exclusively in such courts.

19. If any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found and not the entire Agreement shall be inoperative, and the balance of the agreement shall be given full force and effect, notwithstanding the invalidity or unenforceability of such other provisions or parts.

20. This Agreement expressly supersedes any and all previous understandings and agreements between the Company and Wallroth relating to the subject matter hereof and constitute the sole and exclusive understanding and agreement between the Company and Wallroth concerning such subjects. This Agreement may be altered, modified, changed or discharged only by a writing signed and agreed to by all the parties hereto.

21. Wallroth has read this Agreement in its entirety and understands that he is hereby relinquishing all claims, including without limitation any employment discrimination claims, which he may have against the Company relating to his employment or the termination of his employment with the Company. Wallroth acknowledges that he has consulted an attorney prior to executing this Agreement.

22. Wallroth acknowledges that he has been offered twenty-one (21) days to consider this Agreement. The parties understand and agree that Wallroth has seven (7) days from the execution of the Agreement to revoke his execution, provided Wallroth delivers such notice of the revocation in writing to the Company within such seven (7) day period.

23. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts.

[SIGNATURE PAGE FOLLOWS]

Signature Page to Donald Wallroth Severance Agreement

Executed as a sealed instrument this 25th day of August 2009.

Molecular Insight Pharmaceuticals, Inc.

By:	/s/ Daniel L. Peters	Dated:	August 25, 2009
Name:	Daniel L. Peters
Title:	Chief Executive Officer

AGREED AND ACCEPTED BY:

/s/ Donald E. Wallroth		Dated:	August 25, 2009
Donald E. Wallroth